Exhibit 10.7
CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN
SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
MANUFACTURING AGREEMENT
This MANUFACTURING AGREEMENT (the “Agreement”) dated as the 1st day of November, 2008 (the “Effective Date”), is entered into by and between Aruba Networks, Inc., a Delaware corporation with its principle place of business at 1344 Crossman Avenue, Sunnyvale, CA 94089 (“Buyer”), and SerComm Corporation, a Taiwan corporation formed under the laws of the Republic of China, with a place of business at 8F, No. 3-1,YuanQu St., Nankang, Taipei 115, Taiwan, Republic of China. (“SERCOMM”).
RECITALS
Whereas, SERCOMM desires to manufacture Product for Buyer under this Agreement and Buyer desires to purchase from SERCOMM, certain products (“Products”), parts (“Parts”) and software (“Product Software”) which are set forth in Appendix A on the terms contained in this Agreement. All section references below in the Special Terms are to sections of the General Terms which follow the Special Terms.
NOW, THEREFORE, in consideration of the terms and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
SPECIAL TERMS
1. Identification of Parties and Addresses

Buyer:	Company Name:	Aruba Networks, Inc.
	Attention:	David Munro
	Tel. No.:	408-329-5104
	Fax. No.:	408-227-4550
SERCOMM:	Attention:	Charles Chu
	Tel. No.:	+886-2-2655-3988
	Fax. No.:	+886-2-2655-3966
All notices, including notices of address change, to be given under this Agreement shall be addressed to the address set forth above and shall be deemed to have been received (a) when received if hand delivered, (b) three (3) calendar days after being sent by overseas or overnight courier, or (c) immediately after being sent by confirmed telecopy or facsimile transmission.

2. Product
“Product” mean the products may, from time to time, increase under this Agreement, including parts and components thereof, and be manufactured for Buyer in accordance with the Specifications as hereinafter defined in Appendix C by both parties.
3. Order Lead Time
Order Lead Time is thirty (30) calendar days after SERCOMM’s confirmation of Purchase Order.
4. Purchase Order Rescheduling Terms
As used in this Agreement, “ex factory date” will mean the date specified on the purchase order on which the Products are to be available at SERCOMM’s factory to be picked up by the freight forwarder/carrier.
A purchase order may be rescheduled to a new delivery date that is no more than forty five (45) calendar days after the originally scheduled delivery date. If additional out-of-pocket expenses such as handling fees and warehouse charges are required for the performance of the reschedule, Buyer shall pay for such expenses upon SERCOMM’s invoice.
5. Rolling Monthly Forecast
Buyer will provide SERCOMM with a six-month rolling forecast, the first three (3) months will be considered a Production Forecast, and the second three (3) months will act as a Planning Forecast. Buyer will deliver updates to this six (6) month forecast on a monthly basis or as needed by SERCOMM and/or Buyer.
By the second week of each month, Buyer will provide a six (6) month rolling forecast for Products to be delivered to Buyer during months N+1, N+2, N+3, N+4, N+5 and N+6. The following percentages of each forecast will be binding and month N+1 of this binding rolling forecast means Buyer’s firm order:
N = then-current month

Month	Percentage of Forecast which is binding
N+1	100%
N+2	75%
N+3	50%
N+4	0%
N+5	0%
N+6	0%
6. Initial Term of Agreement

Initial term (duration of initial term of Agreement): one (1) year.
7. Miscellaneous
a. Attach list of Product Software, Unique Materials, Products, Parts, and Minimum Order Quantities (before and after phase-out) for Products and Parts, and initial Pricing as Appendix A (to be provided by SERCOMM).
b. Attach description of how SERCOMM will customize the Products for Buyer, NRE and the materials and assistance, if any, to be provided by Buyer as Appendix B.
c. Attach product specifications as Appendix C.
d. Attach tooling for the manufacture of Product as Appendix D.

GENERAL TERMS
1. SERCOMM’s Manufacturing Services
1.1 Customization Process. If applicable, SERCOMM will customize the existing Products for Buyer as further described in Appendix B and Buyer will pay to SERCOMM the fee set forth in Appendix B for SERCOMM to develop and customize the Products as the compensation of non-recurring engineering work (“NRE”). SERCOMM will manufacture the Products according to the mutually agreed upon specifications for the Products (“Specifications”) as set forth in Appendix C attached to this Agreement.
1.2 Unique Materials. The parties agree that SERCOMM may have to acquire or manufacture materials (“Unique Materials” as set forth in Appendix A) which are unique to the manufacture of Products for Buyer and not readily usable by SERCOMM for its other customers. Buyer understands that SERCOMM may at times decide to purchase Unique Materials in large quantities because of favorable pricing and authorizes SERCOMM to purchase Unique Materials up to a quantity necessary to fulfill then-outstanding purchase orders without obtaining Buyer’s further authorization. Upon Buyer’s further authorization, SERCOMM may purchase a quantity of Unique Materials which exceeds the quantity necessary to fulfill then outstanding purchase orders up to the dollar value of Unique Materials authorized by Buyer. For long lead-time components and Buyer Unique Materials, Parts and Product which SERCOMM is unable to resell to others at a reasonable price, Buyer agrees to remain fully liable for all of any losses that may occur as a direct result of the change of Buyer Forecast or purchase orders (including the reschedule or cancellation of any purchase order) and/or end-of-life of Product as determined by Buyer.
1.3 Engineering Changes. Buyer may request that SERCOMM incorporate engineering changes into the Product by providing SERCOMM with a description of the proposed engineering change sufficient to permit SERCOMM to evaluate its feasibility and cost (“Engineering Change Request” or “ECR”). Upon receipt of an ECR, SERCOMM will provide Buyer with a response within five (5) business days of receipt advising Buyer of the likely impact of an ECR (including but not limited to the impact on the delivery, scheduling and Product pricing). SERCOMM will proceed with engineering changes when the parties have agreed upon the changes to the Specifications, delivery schedule and Product pricing and Buyer has issued a Purchase Order for the implementation costs (“Engineering Change Order” or “ECO”). All non-recurring costs of implementing ECO’s (including, without limitation, premium costs of materials; material handling charges; process and tooling charges; engineering charges; and evaluation testing costs and other costs which result form the ECO) will be the responsibility of Buyer, except as otherwise mutually agreed to in writing between the parties. Neither party will unreasonably withhold or delay agreement to an ECO and the parties agree to use commercially reasonable efforts to implement at the earliest opportunity ECO’s relating to personal and product safety.

1.4 Quarterly Business Review. The parties will conduct a Quarterly Business Review (“Quarterly Business Review” or “QBR”) meeting at least once each calendar quarter for the purpose of reviewing the parties’ performance and the business matters to be addressed quarterly as set forth in the specific provisions of this Agreement. Commercially reasonable efforts will be made by SERCOMM and B uyer to have at least one executive level participant in attendance for each QBR. To the extent possible, these meetings will be scheduled in order to permit in-person attendance by participants and they will be conducted at the location where Buyer’s products are manufactured, unless mutually agreed to otherwise by the parties.
1.5 Tooling. Buyer hereby authorizes SERCOMM to purchase tooling for Buyer specific design elements as identified in Appendix D. Buyer agrees to pay and wire transfer for fifty percent (50%) payment of cost of tooling as quoted and pay the balance upon acceptance of sample parts from the tooling. Upon full payment, tooling in Appendix D will be the property of Buyer and each piece of the tooling shall be conspicuously identified at the premises and on the tooling as being the property of Buyer. All software that Buyer provides to SERCOMM or any test software that Buyer engages SERCOMM to develop as mutually agreed in statement of work “SOW” or its equivalent is provided as is and shall remain the property of Buyer.
1.6 Trademarks. The Products may be marketed under trademarks, trade names or the like (“Buyer’s Marks”) now or hereafter adopted by Buyer. SERCOMM acknowledges and agrees that, except for affixing Buyer’s Marks to the Products, nothing in this Agreement grants or transfers to SERCOMM any right or interest in Buyer’s Marks. SERCOMM agrees to affix Buyer’s Marks to the Products as specified by Buyer. Buyer is entitled to refer to the Products, in all advertising literatures and promotional materials, as Buyer’s own products.
2. Quality Control.
SERCOMM agrees to implement industry standard Quality Control (“QC”) and Quality Assurance (“QA”) programs for all the Products delivered hereunder. SERCOMM further agrees to maintain all the relevant QC and QA file and/or documents for Buyer’s reference as requested by Buyer during the term of this Agreement. Buyer is entitled to perform source inspection of the Product at SERCOMM’s facility by Buyer’s employees, agents or representatives or any independent third party assigned by Buyer and approved by SERCOMM during normal business hours and upon reasonable advance notice.
3. Purchasing.
3.1 Purchase Orders. All purchase orders submitted by Buyer for Products and Parts (“Purchase Orders”) shall be in writing in a form acceptable to SERCOMM. Purchase Orders shall reference this Agreement, and shall contain the following: (a) a description of the Products and Parts to be purchased (b) the quantity of Products and Parts to be purchased, (c) requested delivery dates with an order lead time equal to or greater than the order lead time set forth in the Special Terms, (d) destination, (e) confirmation of price, (f) shipping method and (g) requested ex factory date. All Purchase Orders shall be governed exclusively by the terms and conditions of this Agreement, and any terms or provisions on Buyer’s purchase order forms or the like or SERCOMM’s acknowledgements thereof that are inconsistent with those contained in this Agreement shall have no force or effect whatsoever.
Furthermore, provided that both parties agree to implement EDI under this Agreement and EDI system is established, all Buyer “Purchase Orders” shall be submitted by Buyer or any of its representatives who has been previously authorized or designated by Buyer, and SERCOMM agrees to receive the respective Purchase Orders, by fax or Electronic Data Interchange (“EDI”). All costs incurred by both parties to implement such EDI system and to maintain such EDI capability shall be at either party’s sole cost, expense and risk. Buyer agrees that it shall not contest the validity or enforceability of EDI documents based on their electronic format. EDI documents or printouts thereof shall constitute originals when maintained in the normal course of business. Buyer agrees that Buyer will assume any risks and damages incurred by Buyer as a result of implementing EDI under this Agreement.

3.2 Order Rescheduling. Buyer shall have the right to reschedule Purchase Orders according to the schedule, percentage limitations and other terms set forth in the Special Terms.
3.3 Minimum Order Quantity. The minimum quantities per Purchase Order for the Products and Parts are set forth in Appendix A attached to this Agreement.
3.4 Rolling Monthly Forecast. Buyer shall provide the rolling monthly forecast as specified in the Special Terms.
3.5 No Obligation to Purchase Product. Buyer shall have no obligation to purchase Product from SERCOMM, except in accordance with this Agreement and as expressly set forth in Purchase Orders duly executed on behalf of Buyer, and accepted by SERCOMM. Except as set forth in this Agreement, Buyer shall not be required to purchase any minimum quantities, nor shall Buyer be held responsible for any restocking fees, bill backs for not ordering any estimated purchase volume, or any other such cost or fee.
3.6 Purchase of Products By Buyer’s Nominee. SERCOMM hereby acknowledges that Buyer may, from time to time, designate in writing one or more contract manufacturers or others (each a “Nominee”) to purchase Products from SERCOMM (on such Nominee’s own behalf) for the purpose of performing services and manufacturing goods for Buyer. In such event the provisions of this Agreement governing the purchase, sale, and continuing obligations regarding Products shall be deemed to extend to and for the benefit of such Nominees, and such Nominees shall be entitled to exercise the rights granted to Buyer under this Agreement regarding the purchase of Products. The Parties agree that each Nominee purchasing Products will agree to be bound by the terms and conditions of this Agreement, and will have the same rights and obligations as Buyer would have if Buyer was purchasing such Products, regarding the right to place Purchase Orders, the rights and obligations which accrue with respect to ordering, payment and delivery of such Products. Buyer will be responsible for Nominee’s performance and compliance with the terms of this Agreement. SERCOMM agrees to negotiate in good faith with the Nominee to enter into a binding agreement to supply the Nominee under the same terms and conditions as provided to Buyer under this Agreement.
4. Acceptance and Delivery.
4.1 Purchase Order Acceptance. Purchase Orders shall be confirmed by SERCOMM within three (3) SERCOMM business days after receipt of the Purchase Order by SERCOMM, if such Purchase Order is placed in accordance with this Agreement. SERCOMM shall accept a Purchase Order if a Purchase Order is consistent with the terms of this Agreement.
4.2 Delivery. The delivery terms under this Agreement is EX WORKS (“EXW”) according to “Incoterms” as published in 2000 by the International Chamber of Commerce.
4.3 Title and Risk of Loss. Title and risk of loss shall pass to Buyer upon the delivery of the applicable Products to the applicable shipping carrier.

4.4 Delivery Schedule. Time is of the essence in the contract. SERCOMM shall use best commercially reasonable efforts to meet all performance and shipping dates. Delivery will be strictly in accordance with Buyer’s schedule. SERCOMM will immediately notify Buyer of any delays in shipping. If delivery of items or rendering of services is not completed by the time promised due to reasons attributable to SERCOMM and such delay is not cured within thirty (30) days after SERCOMM’s receipt of Buyer’s written notice specifying such delay, Buyer reserves the right without liability, in addition to the Buyer’s other rights and remedies, to terminate this contract by written notice effective when sent by Buyer and to purchase substitute items or services elsewhere and charge the SERCOMM with any loss and additional expense incurred. Any provision herein for delivery of articles or rendering of service by installment shall not be construed as making the obligations of SERCOMM severable. Any failure by Buyer to exercise its remedies with respect to any installment shall not be deemed to constitute a waiver with respect to subsequent installments. All shipments must equal exact amounts ordered unless otherwise agreed in writing by Buyer.
4.5 Buyer Acceptance.
4.5.1
Quality Standards. SERCOMM shall provide Buyer, and maintain in accordance with industry standards, written quality control standards for the Products. SERCOMM shall tender to Buyer for acceptance only Products that have been inspected and deemed to meet its quality control standards.

4.5.2
Inspection. Buyer may during normal business hours and following reasonable advance written notice and subject to SERCOMM’s security and confidentiality requirements, visit the SERCOMM’s facility where the Products are manufactured and review the quality control procedures related to manufacture of the Products as reasonably necessary to satisfy itself of compliance with its obligations under this Agreement.

4.5.3
Rejection. All Products shall be subject to inspection and testing by Buyer within thirty (30) days after the delivery of Products to Buyer (the “Inspection Period”), and Buyer shall inform SERCOMM of any non-conforming Product within the Inspection Period; otherwise, such non-conforming Product shall be deemed accepted. In case latent defects of any Product is found beyond the Inspection Period not to conform to the Documentation due to reasons attributable to SERCOMM, is defective in materials or workmanship in violation of the limited warranty set forth in Section 8, or is otherwise damaged (“Non-Conforming Product”), such Product may be returned. If Product(s) are returned by Buyer as described in this section, or Section 8 below, Buyer shall obtain a Return Material Authorization (“RMA”) number from SERCOMM, and shall return such Products to SERCOMM. For RMA products returned to SERCOMM, shipping and insurance charges for return of non-conforming Product shall be at Buyer’s expense, and shipping back to Buyer shall be at SERCOMM’s expense. If the Product is reasonably demonstrated by SERCOMM to be conforming such as no trouble found products, then Buyer will reimburse SERCOMM for the actual and reasonable shipping and insurance charges. SERCOMM shall bear the responsibility to repair the defective products to be fully functional; however, upon mutual agreement SERCOMM shall either replace or repair any such defective Product or refund the purchase price in full. The replaced portion of Product shall conform with all Documentation and be functionally equal to or better than the returned unit. The replaced portion of Product affected during the Product warranty period shall be warranted, as provided above, for the remainder of the Product warranty period or for 15 months from the date of replacement, whichever is longer. The replaced portion of Product affected made after expiry of the Product warranty period shall be warranted, for a period of 6 months from the date of repair at Buyer’s cost.

5. Prices.
Pricing for the Products is based on the EXW delivery terms. The initial prices for the Products are as specified in Appendix A attached to this Agreement. Pricing may be reviewed by the parties from time to time based on then-current market conditions. The parties agree that the prices in effect as of the date a Purchase Order is acknowledged by SERCOMM shall be applied to such Purchase Order regardless of any subsequent price change. SERCOMM agrees that Buyer shall receive the best pricing provided by SERCOMM to any other purchaser of Product, provided that such other purchaser has purchased volumes similar to the aggregate Product purchases by Buyer. For purposes of this Section 5, the Product price shall be deemed to include all Product discounts, rebates, cooperative advertising programs and other similar programs provided by SERCOMM.
6. Payment Terms: Method of Payment.
Buyer shall make payments for Product purchased under this Agreement in full without deduction or offset in U.S. Dollars before/within forty five (45) days of shipment from SERCOMM’s factory by telegraphic transfer (T/T). Provided that both parties agree to implement EDI in this Agreement and EDI system is established, SERCOMM shall send invoice via EDI to Buyer. Buyer acknowledges that SERCOMM may sell or assign its account receivables under this Agreement for the purpose of financial factoring. SERCOMM reserves the right to withhold any shipments if Buyer fails to make payment under this Agreement. Any direct costs that SERCOMM suffers from the past dues shall be compensated by Buyer. SERCOMM is entitled to withhold any or all shipments of Product and/or not to perform any other obligations as provided in this Agreement, including but not limited to its warranty obligation, provided that Buyer does not fully perform its payment obligation under this Agreement. Unless otherwise provided in this Agreement, all currency stated in this Agreement shall be U.S. dollars.
7. Warranties.
7.1 General Warranty. SERCOMM warrants that the Products sold by SERCOMM to Buyer shall be (i) new and free and clear of all security interests, liens and other encumbrances; (ii) provided in strict conformity to all requirements, specifications, environmental regulations, drawings, data, or designs and that the Products will be free from defects in material and workmanship; (iii) free from any defect in materials and workmanship, design or otherwise, including without limitation, latent defects and shall conform to and operate in accordance with the Documentation for a period of fifteen (15) months from the date that the Product is shipped to Buyer or its Nominee; and (iv) Products furnished by Sercomm, as described in this Agreement and used in accordance with industry standards and any written instructions provided by Supplier to Buyer are safe for normal use, are non-toxic and present no abnormal hazards to persons or the environment. In the event of any breach of this warranty, Buyer shall have the right to return the defective Product, with freight prepaid, to SERCOMM’s facility in China or Taiwan according to SERCOMM’s then-current RMA procedures. SERCOMM will, at SERCOMM’s option, either replace or repair the defective Products within thirty (30) calendar days after SERCOMM’s receipt of the defective Products. SERCOMM will then ship the replacement or repaired Products to Buyer with freight prepaid. In no event shall the foregoing warranty apply if the defect was caused, in whole or in part, by misuse, unauthorized modifications, neglect, improper installation or testing, unauthorized attempts to repair by Buyer or by other than SERCOMM or SERCOMM’s agents or designees, accident, fire, power fluctuation, or use of the Products in combination with products, equipment or other items not supplied by SERCOMM.

7.2 Epidemic Failure. An Epidemic Failure is defined as two percent (2%) or more of the same Product installed or shipped during any consecutive three (3) month period that contains an identical, repetitive defect in Supplier supplied material and/or workmanship, as evidenced by SERCOMM’s failure reports. If during the warranty period Product shows convincing evidence of an Epidemic Failure, Buyer shall have the right, pending correction of the Epidemic Failure due to reasons attributable to SERCOMM, to postpone further shipments of such affected Product by giving written notice of such postponement to Sercomm. Such postponement shall temporarily relieve Sercomm of its shipment responsibility and Buyer of any payment responsibility for such postponed shipments. Sercomm shall promptly prepare and propose a corrective action plan addressing implementation and procedure milestones for remedying such Epidemic Condition(s). Sercomm shall use best commercially reasonable efforts to implement the remedy in accordance with the agreed upon schedule. Buyer retains option to bill Sercomm for any cost associated with any epidemic failure due to reasons attributable to SERCOMM.
7.3 Manufacturing Rights. In the event that SERCOMM is unable to manufacture the Product to the mutually agreed specifications, quality requirements, quantity and price in accordance with the terms of this Agreement due to reasons attributable to SERCOMM consistently for three (3) consecutive months and such breach materially results in the discontinuity of the Product that SERCOMM is unable to cure within ninety (90) days of Buyer’s written notification, Buyer reserves the right to manufacture the Product itself or through a third party. In such case, SERCOMM agrees to use commercially reasonable efforts to assist Buyer in effecting a knowledge transfer to the Buyer’s designated manufacturer in order to support Buyer in maintaining an uninterrupted supply of the Product.
7.4 Escrow Agreement. Buyer and SERCOMM agree to negotiate in good faith, and shall execute an Escrow Agreement within ninety (90) days of the date of this Agreement. The terms and conditions of the Escrow Agreement shall include the specific conditions both for delivery into escrow and release of the technical or other information and documentation.
7.5 Escrow Release. If, in Buyer’s reasonable opinion and, the conditions set forth in Section 7.3 have been met, in accordance with the terms of the Escrow Agreement the escrow agent will release to Buyer the escrow and Buyer shall have the rights to use the escrow as necessary to make, use, market, sell, and support the Products. In addition SERCOMM shall make available to Buyer or its designated manufacturer any unique equipment held by SERCOMM at Buyer’s cost to manufacture, test and support the Products to the extent such assistance will not interfere SERCOMM’s business and operations with other customers and SERCOMM shall otherwise cooperate with Buyer to transition the manufacture, testing and support of the Products to Buyer or its designated manufacturer.

7.6 Disclaimer. EXCEPT FOR THE WARRANTIES SET FORTH IN THIS AGREEMENT, SERCOMM DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. SERCOMM DOES NOT PROVIDE A WARRANTY THAT THE PRODUCT WILL MEET BUYER’S AND/OR ITS END USERS’ REQUIREMENTS, OR THAT THE OPERATION OF THE PRODUCT WILL BE UNINTERRUPTED OR ERROR FREE.
8. Product Changes.
8.1 Manufacturing Phase-Out. SERCOMM shall have the right to discontinue any Product for sale to its customers and may delete such Product from Appendix A upon written notice to Buyer. During the ninety (90) calendar day period following Buyer’s receipt of such notice, Buyer shall have the right to place one (1) final binding Purchase Order (in addition to any then-outstanding Purchase Orders) for such Products for delivery within one hundred twenty (120) calendar days following SERCOMM’s receipt of such Purchase Order, and SERCOMM will fill such Purchase Order as soon as such Products become available from SERCOMM’s manufacturing facilities.
8.2 Product Change. SERCOMM shall notify Buyer in writing of any and all proposed changes to any Specifications or Product that materially affect form, fit or function. If changes are solely made by SERCOMM, such notices shall be delivered at least ninety (90) days prior to the date such change is proposed to be incorporated into the Product. If upon evaluation of the proposed changes, Buyer, in its sole discretion, determines that the changes would render SERCOMM’s products to no longer operate or to be adversely affected in form, fit and function or material delay of introduction of its products, SERCOMM will provide Buyer with additional Products utilizing the current design to fulfill its needs at Buyer’s risk for up to six (6) months from the date of SERCOMM’s notice.
8.3 Product Changes from Buyer. Buyer reserves the right to make changes in any one or more of the following: (a) specifications, drawings, and data incorporated into this Agreement where the goods to be furnished are to be specially manufactured for Buyer; (b) methods of shipment or packing; (c) place of delivery; and (d) time of delivery. If any such change causes an increase or decrease in the cost or time required for performance, an equitable adjustment will be made in the price or delivery schedule or both. Price increases or extensions of time for delivery issued and signed by Buyer.
9. Parts.
SERCOMM will make Parts available for the purchase by Buyer at the prices set forth in SERCOMM’s then-current price list for Product. SERCOMM will make common Parts available for a period of one (1) year after the earlier to occur of (i) discontinuance of the Product or (ii) expiration or termination of this Agreement. SERCOMM will make unique Parts (as set forth in Appendix A) available until the earlier to occur of (i) discontinuance of the Product or (ii) expiration or termination of this Agreement. During this availability period, SERCOMM shall have the right to substitute an alternative Part for any Part that is discontinued by SERCOMM’s supplier. During the sixty (60) calendar day period after the end of the applicable availability period for unique Parts and common Parts, Buyer shall have the right to place one (1) final binding Purchase Order for Parts for delivery within one hundred twenty (120) calendar days following SERCOMM’s receipt of such Purchase Order. Thereafter, SERCOMM agrees to furnish Buyer, upon Buyer’s reasonable request, related information of SERCOMM’s vendors or suppliers of Parts or pertinent information to assist Buyer to continue procuring and purchasing Parts.

10. Documentation.
Upon the request of Buyer, SERCOMM shall sell to Buyer copies of SERCOMM’s then-existing documentation (“Documentation”), including users, operators and service manuals, for the Products (in English or any other language in which the Documentation are then available) at SERCOMM’s then-current prices. Buyer acknowledges SERCOMM’s exclusive ownership of copyrights in the Documentation. SERCOMM grants to Buyer a non-transferable, non-sublicensable, non-exclusive, worldwide, royalty-free license during the term of this Agreement to prepare derivative works (including translations) based on the Documentation (such derivative works will be referred to as the “Buyer Modified Documentation”), subject to SERCOMM’s prior approval of the contents of the Buyer Modified Documentation. Buyer shall have exclusive ownership of the copyright in the Buyer Modified Documentation, but Buyer agrees that exclusive ownership of the copyright in the Documentation as originally provided by SERCOMM shall remain in SERCOMM and in no event shall Buyer challenge in any way SERCOMM’s exclusive ownership of such copyright. Buyer grants to SERCOMM a non-exclusive, non-transferable, sublicensable, perpetual, royalty-free, world-wide license to use, copy, distribute, and prepare derivative works based on the Buyer Modified Documentation. Notwithstanding anything to the contrary in this Section 10.1, Buyer shall make SERCOMM’s service manual available only to those customers of Buyer which have been authorized by Buyer to repair Products. Upon Buyer’s request and payment to SERCOMM of SERCOMM’s charges, if any, SERCOMM shall provide Buyer with such information as may be necessary for Buyer to prepare the Buyer Modified Documentation.
11. Term, Termination and Effect of Termination.
11.1 Term. This Agreement will be effective for the initial term set forth in the Special Terms, subject to early termination under Section 11.2. After such initial term, this Agreement will automatically be renewed for additional periods of one (1) year unless either party elects not to renew this Agreement by giving written notice to the other party at least ninety (90) calendar days prior to the expiration of the then-current term.
11.2 Early Termination. Either party may terminate this Agreement upon written notice to the other party for any material breach of this Agreement by the other party which the other party fails to cure within thirty (30) calendar days following the other party’s receipt of written notice from the non-breaching party specifying such breach.
11.3 Surviving Obligations. Expiration or any termination by either party of this Agreement shall not affect (a) any other rights of either party which may have accrued up to the date of such termination or expiration, (b) any licenses granted by Buyer to its customers with respect to the Product Software prior to such termination or expiration and (c) the rights and obligations of the parties set forth in Sections 6 (Payment terms), 7 (Warranties), 11.5 (Duties Upon Expiration or Termination), 12 (Compliance with Laws), 13 (Proprietary Rights), 14 (Indemnification), 15 (Limitation of Liability) and 16.1 (Governing Law; Arbitration and Official Language).

11.4 Duties upon Expiration or Termination. Upon any termination of this Agreement by either party or expiration of this Agreement, each party shall promptly return to the other party any confidential information of the other party in its possession or under its control Further, upon:
(a) expiration of this Agreement. Purchase Orders outstanding as of such expiration shall continue to be binding upon both parties, or
(b) termination of this Agreement by Buyer under Section 11.2, Buyer shall have the right to cancel, without penalty, any affected Purchase Orders outstanding as of such termination, In which case Buyer shall not be responsible to purchase any raw material, work-in-process or finished Products, or
(c) termination of this Agreement by SERCOMM under Section 11.2, SERCOMM shall have the right to cancel, without penalty, any Purchase Orders outstanding as of such termination, in which case Buyer shall, upon the written request of SERCOMM, purchase at 105% of SERCOMM’s cost (i) work-in-process and finished Products which is to be used to fill Purchase Orders outstanding as of such termination and (ii) any Unique Materials which SERCOMM has in inventory or on order as of such termination and is to be used to fill Purchase Orders outstanding as of such termination.
12. Compliance with Laws.
Export Control Laws. SERCOMM will comply with, at SERCOMM’s sole expense, all export control laws necessary to permit SERCOMM to sell the Products’ to Buyer. Buyer hereby acknowledges that it will not export or re-export any Products. Product Software, related documentation or technical data (which includes, among other things, any technical information relating to the Products, Product Software, written or otherwise), or any product incorporating the Products, Product Software, related documentation or SERCOMM’s technical data, without first complying with all applicable U.S and non-U.S. export control laws.
13. Proprietary Right.
13.1 Retention of Proprietary Rights. Buyer shall retain all intellectual property rights in and to (i) the tooling customized for the Product and paid in full by Buyer (ii) the software, hardware, firmware, and other deliverables furnished by Buyer to SERCOMM and (iii) the industrial design of the Product being manufactured by SERCOMM if such design is paid in full by Buyer. Unless provided in this Section 13.1, SERCOMM or its licensor retains for itself exclusive ownership of all rights, titles and interests in and to the Products, Product Software, and Documentation (collectively, the “SERCOMM Owned Items”) and all related intellectual and other proprietary rights embodied in or related to the SERCOMM Owned Items.
13.2. SERCOMM’s Marks. Buyer shall not adopt, use or register any acronym, trademark, trade name or other marketing name of SERCOMM or any confusingly similar mark or symbol as part of Buyer’s own name or the name of any of its affiliates or the name of any product it markets.

13.3 Software. Buyer hereby grants to SERCOMM the right to pre-install any and all of Product Software provided or designated by Buyer to be incorporated or used in the Product. If the Product Software includes software from Microsoft Corporation, Buyer shall ensure that each of its end user customers of the Product and its sub-distributor’s end user customers of the Product will be bound by a written agreement with terms and conditions at least as restrictive as those in SERCOMM’s end user license agreement. Buyer (and Buyer’s sub-distributors or the like) shall not (a) adapt, reproduce, enhance, translate or otherwise modify the Product Software or any portion thereof without SERCOMM’s express prior written approval, (b) reverse engineer, decompile, disassemble or engage in any other similar manipulation of the Product Software or (c) remove or otherwise after in any way any trademark, copyright notice or any other proprietary notice or legend or the like affixed or otherwise attached to the Product Software. Regarding the trademarks, trade names, logos and product names of third parties from whom SERCOMM licensed the Product Software, (a) Buyer shall not use or display them in any of its printed materials or packaging without SERCOMM’s prior written consent, use any trade name confusingly similar to them or undertake any action that will interfere with or diminish the right, title or interest of those third parties in them and (b) Buyer acknowledges that any use of them by Buyer will not directly or indirectly create in Buyer any right, title or interest in them. Buyer is fully and irrevocably liable for any financial claims and/or compensation claims brought against SerComm in connection with any and all of software provided or designated by Buyer to be incorporated or used in the Product.
13.4 CONFIDENTIALITY.
13.4.1
Confidential Information. All documentation, drawings, samples, designs, specifications, engineering details and information pertaining to the Products or each Party’s business, the terms and conditions of this Agreement, and all information or materials disclosed by either Party marked or identified as “Confidential”, “Proprietary” or the like, whether in oral, written, graphic or electronic form, to the other party are and shall remain the confidential and proprietary information of the disclosing Party (collectively, the “Confidential Information”). Without limiting the foregoing, SERCOMM acknowledges that information related to this Agreement shared by Buyer employees and contractors with SERCOMM are the Confidential Information and trade secrets of Buyer.

13.4.2
Duty Not to Disclose; Restrictions on Use. The Party receiving the Confidential Information shall (a) not disclose Confidential Information to any individual or entity except to those directors, officers, employees and contractors whose duties justify their need to know such information and who have been clearly informed of their obligation to maintain the confidential, proprietary and/or trade secret status of such Confidential Information; and (b) use Confidential Information only for the purposes set forth in this Agreement and not for any other purpose. The party receiving the Confidential Information (“Receiving Party”) shall use at least the same degree of care to prevent disclosure of such information as the Receiving Party uses with respect to its own confidential and/or proprietary information, but in any event not less than reasonable care. All Confidential Information (and copies thereof) shall be promptly returned to the Party disclosing the Confidential Information (“Disclosing Party”) upon request, which shall not interfere with SERCOMM’s performance of this Agreement, such as warranty and support obligations.

13.4.3
Exceptions. Notwithstanding the foregoing, the obligations of this Section 13 shall not apply to Confidential Information if and to the extent it can be documented that such Confidential Information: (i) was rightfully known to the Receiving Party prior to its receipt, (ii) is or becomes publicly available without breach of this Agreement or wrongful act of the Receiving Party, (iii) is received by Receiving Party without an obligation of confidentiality and without breach of this Agreement, or (iv) is developed independently by the Receiving Party without using Confidential Information. The Receiving Party may make disclosures required by law or court order provided the Receiving Party uses diligent reasonable efforts to limit disclosure and to obtain confidential treatment or a protective order, has given prompt notice to the other party of such required disclosure, and has allowed the Disclosing Party to participate in the proceeding.

14. Indemnification.
14.1 BUYER shall indemnify SERCOMM and defend or settle any suit or proceeding brought against SERCOMM based upon a claim that Buyer’s Marks and/or the Product supplied to BUYER by SERCOMM based on the BUYER designs, drawings and specifications to which BUYER agrees or based on any parts specified or sold by BUYER for use in Product under this Agreement, alone or in combination with any other products or component, directly infringes any patent, copyright, trade secret, trademark or mask work right of any third party, and will pay all damages, cost and attorneys’ fees finally awarded or reached by settlement against SERCOMM. BUYER’s obligation to defend and indemnify SERCOMM under this Article 14.1 shall be conditioned upon: (i) SERCOMM promptly notifying BUYER of such suit or proceeding, (ii) BUYER being given the opportunity to control the defense or settlement of the suit or proceeding, and (iii) SERCOMM providing necessary information (at BUYER’s expense). BUYER will have no responsibility for the settlement of any claim, suit or proceeding made by SERCOMM without BUYER’s prior written approval.
14.2 SERCOMM shall indemnify BUYER and defend or settle any suit or proceeding brought against BUYER based upon a claim that the manufacturing process of manufacturing any Product furnished hereunder directly infringes any patent, copyright, trade secret, trademark or mask work right of any third party, and will pay all damages, costs and attorneys’ fees finally awarded or reached by settlement against BUYER. SERCOMM’s obligation to defend and indemnify BUYER under this Article 14.2 shall be conditioned upon: (i) BUYER promptly notifying SERCOMM of such suit or proceeding, (ii) SERCOMM being given the opportunity to control the defense or settlement of the suit or proceeding, and (iii) BUYER providing necessary information (at SERCOMM’s expense). SERCOMM will have no responsibility for the settlement of any claim, suit or proceeding made by BUYER without SERCOMM’s prior written approval. This indemnification in this Article 14.2 shall not apply to the claim or proceeding to the extent it is based on or attributable to (i) BUYER’s design, drawings and specifications to which BUYER agrees; (ii) Products bundled with or in combination with any non-SERCOMM software, hardware, devices or any object not furnished by SERCOMM, and the claim or proceeding would have been avoided if Products has not been so bundled with or in combination with; (iii) modification of the Products made by BUYER, where such infringement claim would not have occurred but for such modification made by BUYER, or (iv) derivative work or modification of the Product made by SERCOMM based on BUYER’S instructions, designs or specifications.
14.3 The foregoing provides the entire set of obligations, liabilities and remedies between SERCOMM and BUYER arising from any intellectual property claim by a third party.
15. Limitation of Liability.
LIABILITY OF EITHER PARTY UNDER THIS AGREEMENT SHALL BE LIMITED TO DIRECT, ACTUAL DAMAGES AS DESCRIBED BELOW. IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY FOR ANY INDIRECT OR SPECULATIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, CONSEQUENTIAL, INCIDENTAL AND SPECIAL DAMAGES) INCLUDING, BUT NOT LIMITED TO, LOSS OF USE, BUSINESS INTERRUPTIONS AND LOSS OF PROFITS OR REVENUE, IRRESPECTIVE OF WHETHER THE PARTY THAT IS OTHERWISE LIABLE HAS ADVANCE NOTICE OF THE POSSIBILITY OF ANY SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, SERCOMM’S TOTAL LIABILITY UNDER ANY OR ALL PROVISIONS OF THIS AGREEMENT FOR ALL CAUSES OF ACTIONS ON A CUMULATIVE BASIS SHALL NOT EXCEED A SUM EQUAL TO THE PAYMENTS ACTUALLY MADE TO SERCOMM UNDER THIS AGREEMENT DURING THE IMMEDIATELY PRECEDING TWELVE (12) MONTH PERIOD FOR THE PRODUCT AFFECTED BY THE PARTICULAR CLAIM, ACTION OR JUDGMENT.

16. Miscellaneous.
16.1 Governing Law and Jurisdiction. This Agreement shall be governed exclusively by the laws of the State of California, excluding its choice of law provisions, and in no event shall this Agreement be governed by the United Nations Conventions on Contracts for the International Sale of Goods.
16.2 Relationship of Parties. The parties are independent contractors and are not employees, agents or legal representatives of the other party. Neither party is authorized to bind the other party, act as an agent for the other party or otherwise act in the name of or on behalf of the other party.
16.3 Nonassignabilily: Binding on Successors. Neither party may assign or otherwise transfer this Agreement without the written consent of the other party, except that SERCOMM may, without having to obtain the prior written consent of Buyer, assign or otherwise transfer (a) this Agreement to (i) an affiliate or (ii) a third party which acquires all or substantially all of SERCOMM’s assets, whether via merger or otherwise, and (b) the right to receive payments under this Agreement. This Agreement shall be binding upon the executors, heirs, administrators, assigns and the like of the parties.
16.4 Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.
16.5 Force Majeure. Neither party shall be liable to the other for its failure to perform any of its obligations under this Agreement, except for payment obligations, during any period in which such performance is delayed because rendered impracticable or impossible due to the circumstances beyond its reasonable control, including without limitation earthquakes, governmental regulation, worldwide shortage of raw materials used to manufacture the Products, fire, flood, labor difficulties, epidemic, strike, blackout, civil disorder, and acts of God, provided that the party experiencing the delay promptly notifies the other party of the delay.
16.6 No Third Party Beneficiaries. The parties hereto acknowledge that this Agreement is not intended to and shall not benefit any third party.
16.7. Rights and Remedies Cumulative. Except as otherwise provided in this Agreement, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any other rights and remedies provided by law or otherwise.
16.8 Waiver. Any waiver (express or implied) by either party of any breach of this Agreement shall not constitute a waiver of any other or subsequent breach.

16.9 Entire Agreement; Amendment. This Agreement and the Appendices attached hereto constitute the entire, final, complete and exclusive agreement between the parties and supersede all previous agreements or representations, written or oral, with respect to the subject matter of this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each party.
16.10 Counterparts. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

ARUBA NETWORKS, INC.		SERCOMM CORPORATION

By:	/s/ Alexa King	By:	/s/ Ben Lin
	Print Name: Alexa King		Print Name: Ben Lin
	Title: General Counsel		Title: Executive VP
	Date: 3/17/09		Date: 3/10/2009

APPENDIX A
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APPENDIX B — CUSTOMIZATION SCOPE OF WORK

Task Name	Description	Deliverable / Acceptance	Responsibility
Product Definition
Marketing Requirements	Market requirements clearly described with technical features, competitive positioning and timing	PRD approved and reviewed with ARUN engineering	ARUN PLM

Specification
Hardware functional specification	Hardware functional requirements	Moscato hardware FDD approved and reviewed with engineering teams (SERCOMM and ARUN)	ARUN Hardware Engineering

Hardware Development
Schematic capture	Hardware Schematic	Schematic files (native format and .pdf) provided to ARUN. Schematic reviewed and approved with engineering teams (SERCOMM and ARUN)	SERCOMM
Industrial design	3D industrial design for the following • Wireless enclosure • Wired enclosure • Wired desk stand • Wall mount bracket	Design files (ProE, or any standard interchange format) provided to SERCOMM.	ARUN
Mechanical design	Mechanical design	Mechanical Design files (ProE, or any standard interchange format) provided to ARUN. Mechanical design reviewed and approved with engineering teams (SERCOMM and ARUN)	SERCOMM
Mechanical Prototype	Mechanical Prototype in the form of SLA, machined, or other	Physical samples provided to ARUN. Prototype reviewed and approved with engineering teams (SERCOMM and ARUN)	SERCOMM
Mechanical First article	Mechanical first articles (un-textured)	Physical samples provided to ARUN. First articles reviewed and approved with engineering teams (SERCOMM and ARUN)	SERCOMM
Mechanical First article (textured)	Mechanical first articles (textured)	Physical samples provided to ARUN. First articles reviewed and approved with engineering teams (SERCOMM and ARUN)	SERCOMM
PCB Layout	Hardware PCB Layout — physical layout of the base PCB and mini-PCI radio boards.	Layout files (native format, Gerbers, .tgz) provided to ARUN. Layout reviewed and approved with engineering teams (SERCOMM and ARUN)	SERCOMM
Prototype allocations	Forecast of unit quantities at various program stages	Allocations spreadsheet	ARUN

Task Name	Description	Deliverable / Acceptance	Responsibility
HW Acceptance criteria	High-level Acceptance criteria of entry to Aruba Software development team	All hardware sub-systems validated, serial interface, CPU subsystem, PCI interface, USB port, switch ports, and MB82 radio subsystem. CPU booting linux	SERCOMM
HW System Reliability and Availability	System reliability and availability calculations to Telcordia SR-332, Issue 2, Parts Stress Method, 50% stress, 25C and 40C ambient	System Reliability and Availability report	SERCOMM
HW delivery	Delivery of HW platforms for the target SW	HW prototype	SERCOMM
Hardware DVT	Hardware DVT (HALT, ETSOC...)	DVT reports provided to ARUN. Results reviewed and approved with engineering teams (SERCOMM and ARUN)	SERCOMM

Software Development
Software image for regulatory approval	Software image for regulatory approval	Binary firmware image provided to SERCOMM	ARUN
AP boot code (apboot)	apboot image for loading on the AP	Binary firmware image provided to SERCOMM	ARUN
Software image	Software image for system validation	Binary firmware image provided to SERCOMM	ARUN

Manufacturing Process & Validation
Mfg capability review	Audit of manufacturing facility for capability, process control, quality	Aruba approval of facility capability	ARUN
Review preliminary Mfg production plan	Review initial product manufacturing process plans before implementation	Aruba approval of preliminary plan	ARUN
Prototype BOM/AVL review	Mfg to review proto parts list and evaluate suppliers to ensure reliable component and fabricated part selection	Aruba approval of selected suppliers	ARUN
Review prototype mfg process results	Audit prototype production results; determine capability of processes and follow-up on improvement plans	Aruba approval for initial results and improvement plans	ARUN
Software diagnostics	Manufacturing testing	System validation	SERCOMM
Review final mfg process plan	Review final production process documents	Aruba approval	ARUN
Pilot build review	Audit first production builds for yields, processes issues and conduct out-of-box audit	Aruba approval to go into full production	ARUN
Approve final mfg plan	All first articles and production processes audits complete, any improvement plans complete	Aruba approval	ARUN

Task Name	Description	Deliverable / Acceptance	Responsibility
Regulatory Approval
Basic regulatory approvals	USA
FCC Part 15
cTUVus Listing or cULus Listing
EU
EN 300 328 V1.7.1
EN 301 893 V1.4.1
EN 301 489-1 V1.6.1
EN 301 489-17 V1.2.1
EN 60950-1:2001+A11
CB Scheme Reporting of EN 60950-1:2001+A11
RoHS
2002/95/EC WEEE
	2002/96/EC	Regulatory compliance reports provided to ARUN	SERCOMM
Remaining regulatory approvals	Additional regulatory approvals for all remaining countries	Regulatory compliance reports	ARUN

Product & Process Validation
Quality Objectives	Defines Quality Metrics to be reached for each test phase	Quality Objective Document	ARUN
Product Test Planning	Develop Test plan for Product Test	Product Test Plan	ARUN
Product Testing	Execute Product Test Plan. Create Problem Reports and validate fixes provided by Engineering	Product Test Report. Product Quality Objectives attained	ARUN
System Test Planning	Develop Test plan for System Test	System Test Plan	ARUN
System Testing	Execute System Test Plan. Create Problem Reports and validate fixes provided by Engineering	System Test Report. Product Quality Objectives attained	ARUN
User Documentation	Create Installation Guide documentation	Installation Guide section approved	ARUN

APPENDIX C — PRODUCT SPECIFICATIONS
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